UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/09/2011

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54248

Maryland	26-0500668
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

(770) 449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information required by Item 1.01 with respect to the amendment to the Credit Facility described in Item 2.03 below is incorporated by reference herein.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 9, 2011, Wells Core Office Income Operating Partnership, LP ("Wells OP"), the operating partnership of Wells Core Office Income REIT, Inc. (the "Registrant") entered the First Amendment to Credit Agreement (the "Amendment") which amends its $70 million secured revolving credit facility (the "Credit Facility") with Regions Bank, as administrative agent for itself and any other lenders that may become party to the Credit Facility, entered on November 19, 2010. The Amendment changes two restrictive covenants under the Credit Facility and provides for a net worth requirement to be met in connection with an extension of the maturity date.

Under the Amendment the minimum tangible net worth requirement is reduced from $200 million, as of October 31, 2011, plus 75% of the gross cash proceeds of all of the Registrant's equity issuances consummated after October 31, 2011 to $110 million as of December 31, 2011, plus 75% of the gross cash proceeds of all of the Registrant's equity issuances consummated after December 31, 2011. In addition, the requirement to raise gross cash proceeds from equity issuances is reduced from $85 million by April 30, 2011 to $70 million by June 30, 2011. The Amendment also provides that if Wells OP desires to extend the term of the Credit Facility by one year, in addition to meeting other requirements, it must also have a net worth of not less than $200 million on or after the date the written notice of extension is delivered by Wells OP to Regions Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Date: March 10, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer